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                            PICK Communications Corp.

                                                               September 7, 2000

Mr. Helge Bornmann
Krefeld, Germany

Dear Mr. Bornmann:

In consideration for your services previously rendered and effective upon your acceptance of the posts of Chairman of the Board of Directors and President and Chief Executive Officer of Pick Communications, Inc. ("Company"), a Nevada corporation, the following equity compensation is granted:

     (A) Board of Directors Twenty-five Thousand (25,000) shares of the Company's common stock at a par value of $.001 each year that your are a director of the Company.

     (B) President/CEO Twenty-five Thousand (25,000) shares of the Company's common stock at a par value of $.001 each year that you are the President and/or Chief Executive Officer of the Company.

     (C) Bonus Shares A bonus grant of One Hundred Thousand (100,000) shares of the Company's common stock shall be effected upon your successful restructuring of the Company, such tasks, conditions and standards to be defined by the Company Board of Directors and the appropriate executive committee.

The grants described in Paragraphs (A) and (B) above are independent obligations of the Company to Helge Bornmann, and shall be valid and binding upon the Corporation and its assigns until full performance by the Company.


PICK Communications, Inc.


By:  /s/ Salah Khalid Al-Fulaij
     ------------------------------------------------

     Name:/s/ Salah Khalid Al-Fulaij
          -------------------------------------------
     Title:  (Incumbent) Chairman, Board of Directors

AGREED AND ACCEPTED:

/s/ Helge Bornmann
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HELGE BORNMANN